                                                                    EXHIBIT 23.1

Consent of Independent Auditors


We hereby consent to the incorporation by reference in the Registration Statements of Bio-Imaging Technologies, Inc. (i) on Form S-8 (relating to the Company's 1991 Stock Option Plan) filed on March 17, 1995 (Registration No. 33-90412), (ii) on Form S-8 (relating to the Company's 1991 Stock Option Plan) filed on January 17, 1994 (Registration No. 33-74152), and (iii) on Form S-3 declared effective March 8, 1994 (Registration No. 33-75370), of our report dated October 9, 1996 on our audits of the consolidated financial statements of Bio-Imaging Technologies, Inc. and subsidiary as of September 30, 1996 and 1995 and for the years then ended, which reports are included in this Annual Report on Form 10-KSB.


GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

December 18, 1996